Exhibit (h)(26)

AMENDMENT
to
Transfer Agency and Service Agreement
between
DST Asset Manager Solutions, Inc.
and
TIAA-CREF Funds

This amendment, dated April 17, 2019, is made by the parties to the Transfer Agency and Service Agreement entered into on September 1, 2009, as amended (the “Agreement”), between the TIAA-CREF Funds (collectively, the “Funds” and individually, the “Fund”) by and on behalf of each of their Portfolios as listed on Schedule A to the Agreement and DST Asset Manager Solutions, Inc. (formerly known as Boston Financial Data Services, Inc.) (the “Transfer Agent”). Capitalized terms used in this amendment without definition shall have the respective meanings given to such terms in the Agreement.

WHEREAS, pursuant to the Agreement, the Funds have each appointed the Transfer Agent as transfer agent, dividend disbursing agent and agent in connection with certain other activities, as set forth in the Agreement, of each Funds and its Portfolios; and

WHEREAS, the Funds and the Transfer Agent desire to amend certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged, the Funds and the Transfer Agent hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

1. Term. The end of the Initial Term set forth in Section 13.1 of the Agreement is hereby extended from August 31, 2019 to May 10, 2020 (the “Extension Period”).

2. Fees. The current Fee Schedule to the Agreement, dated April 1, 2014, will continue in effect until amended by the parties. Notwithstanding the foregoing, the parties agree to apply the following modifications:

(a) Note 2 under “Additional Notes” to Schedule 3.1 will not be deemed in effect for the Extension Period. During the Extension Period, one hundred and twenty (120) DST TA2000 technical hours per month will be deemed included in that month’s account service fees. The Funds may not combine or carry over such monthly technical hours from one month to another. Any additional DST TA2000 technical hours incurred in a month over the 120 hour monthly allotment will be billed to the Funds by the Transfer Agent as incurred and will be charged on an hourly basis at the Transfer Agent’s standard rate of $150 per hour.

(b) In any monthly billing period during the Extension Period, if there is a material increase in the Fund’s transaction or telephone volume, the Transfer Agent may use contingent or supplemental staffing to assist in handling such increased work in a timely fashion. The cost of the additional staffing will be reflected on the applicable invoices to the Funds for that period. An increase in volume will be deemed material if the level is more than 15% over the average transaction or telephone level for the preceding three-month period. In the event of a special mailing or other pre-planned project that the parties know in advance will require additional resources, the parties shall agree upon a written Statement of Work under the Agreement for the performance of such services.

3. Recitals Incorporated; Definitions. The foregoing recitals are true and correct and by this reference are incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

4. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect.

5. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. All counterpart signatures shall be construed together and shall constitute one agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

DST ASSET MANAGER SOLUTIONS, INC.	TIAA-CREF FUNDS, ON BEHALF OF EACH OF ITS PORTFOLIOS

By: /s/ Rahul Kanwar	By: /s/ Bradley Finkle

Name: Rahul Kanwar	Name: Bradley Finkle

Title: Authorized Representative	Title: SMD, Chief Operating Officer, Nuveen